CompUSA Teams With Alliance Data Systems to Launch
B-to-B Loyalty Program
CompUSA Network™ For Business Offers “Richest” Earning Rate of Any
Technology Retailer
DALLAS (September 20, 2005) — CompUSA® today announced the formation of The CompUSA Network™ For Business, a customer loyalty program designed to recognize and reward SOHO and small business customers for their purchases by turning everything they buy into free rewards. Alliance Data Systems Corp. (NYSE: ADS) is providing the full suite of loyalty marketing services for the program, which will launch on Sunday, Sept. 25th.
“We believe that CompUSA is launching the most compelling and rewarding loyalty program specifically targeted to the needs of the $70 billion small office/home office (SOHO) sector,” stated Mark Anderson, Director of Loyalty Marketing for CompUSA. “Our research shows that more than half of small business owners say technology is business-critical, and 76 percent want service and support from the same retailer where they make their purchases. The CompUSA Network For Business program meets both of these needs with the richest earning rate of any technology retailer.”
“We’re honored to be providing the full-service loyalty solution for The CompUSA Network For Business program—including technology, analytics, creative development, print fulfillment and ongoing strategic program support,” noted John Scullion, executive vice president and head of Alliance Data’s Loyalty and Marketing Services. “CompUSA is recognized as a leading technology superstore, and we look forward to helping them build more loyal, profitable relationships with their customers.”
Membership in The CompUSA Network For Business starts with a simple enrollment process and a one-time-only $29.99 membership fee ($19.99 introductory price) at any CompUSA store, online at www.compusa.com, or by calling 877-977-7710. Program members immediately receive benefits designed specifically around the needs of today’s small businesses and the technology products and services they want, including a free, annual computer tune-up to optimize performance ($49.99 value), free online shipping plus the most rewarding points structure in the industry.
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Other member privileges of The CompUSA Network For Business include:
Earn Rewards With ConnectPointsSM
ConnectPoints, are earned on virtually every dollar spent at CompUSA in-store, online or by phone and can be redeemed for free rewards like notebook computers, iPods, plasma screen televisions or CompUSA gift cards. CompUSA Network For Business members can earn a $10 gift card reward after spending as little as $177, compared to the $300—$500 required by competitive technology retail programs. This means that CompUSA Network For Business members earn rewards faster than any other program offered by a national technology retailer.
MemberConnectSM Preference Tracking
CompUSA Network For Business members need never again wonder which ink cartridge or power cord their printer needs. Members can easily access records of all past purchases at any CompUSA store nationwide, making items like ink cartridges and printer paper easier to select based on individual preferences and needs.
www.compusanetwork.com
A member-only web site provides dynamic, educational content and helps members with customized purchase recommendations, based on their needs. Members can track and redeem ConnectPoints online, and can access the exclusive rewards catalog.
Member-only Sales and Private Shopping Events
Most small business owners estimate they spend $5,000 setting up an office and up to $3,000 per year maintaining it. The CompUSA Network For Business offers member-only sales and private shopping events that make CompUSA’s already competitive pricing even more attractive to business owners on a budget. And, the program allows members early or exclusive access to help accommodate their busy schedules.
Free Shipping and Access to the Latest Technology
While the majority of small business owners say they prefer shopping at a local retailer, 20 percent use the Web. For members who shop online, The CompUSA Network For Business offers free standard ground shipping on all online orders. And for businesses that demand the latest and greatest products, CompUSA Network For Business members will be given advance, reserve access to the latest technology products, as well as receiving online notice of product upgrades as they become available.
Sign Up Today and Win!
To mark the launch of The CompUSA Network For Business, CompUSA is having the “Win the Ultimate Networking Event” sweepstakes, where business owners who enroll in the program can win a $50,000 networking event(s) for their clients/customers, tickets on American Airlines and more. For details, sweepstakes rules or to join The CompUSA Network For Business, go to www.compusa.com or visit your local CompUSA store.
A modified version of the The CompUSA Network For Business is being tested with consumers in 5 CompUSA markets as The CompUSA Network.
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About CompUSA
CompUSA, Inc., a Dallas-based company, is one of the nation’s leading retailers and resellers of technology products and services. CompUSA currently operates more than 250 locations in more than 90 major metropolitan markets across the United States and Puerto Rico. In addition, CompUSA’s Web site offers an assortment of more than 170,000 items. Visit them at www.compusa.com.
About Alliance Data Systems
Alliance Data Systems is a leading provider of transaction services, credit services and marketing services, managing over 105 million consumer relationships for some of North America’s most recognizable companies. Alliance creates and manages customized solutions that change consumer behavior and that enable its clients to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data Systems employs approximately 7,500 associates at 35 locations in the United States and Canada. For more information about the company, visit its web site, http://www.AllianceDataSystems.com.
Alliance Data Systems Safe Harbor Statement/Forward Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.